SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: October 24, 2006
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.
(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center
100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)

(732) 247-3300
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Please see the disclosure under Item 3.01 herein.

Item 3.02 Unregistered Sales of Equity Securities.

On October 24, 2006, Xechem International, Inc. reached agreement with Marjorie Chassman (“Chassman”) regarding a bridge loan financing, whereby Chassman agrees to loan $500,000 to Xechem, of which approximately $360,000 has been funded. The note has been negotiated to convert into shares of our common stock at $0.03 per share (approximately 16,666,667 shares, excluding interest). The note bears interest at 8% and is due May 31, 2008. Xechem may prepay the note any time within six months of receipt of the $500,000, during which six month prepayment period, Chassman agrees not to convert the note. As additional consideration for infusion of the capital and if Xechem does not repay the loan within six months of receipt of the full $500,000, Xechem will issue Chassman an additional 8,333,333 warrants, exercisable at $0.04 per share for a period of 5 years. In addition, Chassman has agreed to extend the due date on all existing notes held by the Company to May 31, 2008. The loan has not been documented at this time. Upon documentation, it will be filed as an exhibit.

The Company relied upon the exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended. Chassman is an accredited investor and had access to information about Xechem.

Item 9.01 Exhibits.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2006

XECHEM INTERNATIONAL, INC.

By:	/S/ Howard Becker
Howard Becker